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                             GRAND PRIX FUNDS, INC.
                             SUBSCRIPTION AGREEMENT


To the Board of Directors of Grand Prix Funds, Inc.:

         The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of Grand Prix Funds, Inc. (the "Company") as follows:

                                                                  Aggregate
          Series                 Number of Shares               Purchase Price
          ------                 ----------------               --------------

     Grand Prix Fund                    10,000                   $   100,000


         It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent. Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

         The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

         The Purchaser acknowledges that costs incurred by the Company in connection with its organization, registration and initial public offering of Shares of the Company have been deferred and are being amortized over a period of five years from the date upon which the Company commences its investment activities.

         The Purchaser agrees that in the event any of the Shares purchased under this Subscription Agreement are redeemed during this five year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of the redemption. If, for any reason, the reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.



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         Dated and effective as of the 22nd day of December, 1997.


                                    Purchaser:  Target Capital Management, Ltd.


                                     /s/  Robert Zuccaro
                                    --------------------------------------------
                                    By: Robert Zuccaro

                                    --------------------------------------------
                                    Its: General Partner



                                   ACCEPTANCE


         The foregoing subscription is hereby accepted.


         Dated and effective as of the 22nd day of December, 1997.


                                    GRAND PRIX FUNDS, INC.



                                     /s/  Robert Zuccaro
                                    --------------------------------------------
                                    By: Robert Zuccaro, President


                                     /s/  Phillipp Villhauer
                                    --------------------------------------------
                   Attest:          By:  Phillipp Villhauer